                                                                   EXHIBIT 10.49

                              EMPLOYMENT AGREEMENT



         This employment agreement (the "Agreement") is entered into as of April 1, 2000 between The RiceX Company, Inc., a Delaware corporation (the "Company"), and Daniel L. McPeak, Sr. (the "Employee");

         WHEREAS, the Board of Directors of the Company (the "Board") has approved and authorized the entry into this Agreement with the Employee; and

         WHEREAS, the parties desire to enter into this Agreement setting forth the favorable terms and conditions for the employment relationship of the Employee with the Company with particular recognition of Employee's status as a founder of the Company and inventor of important elements of its technology and with special note of the many sacrifices and contributions made to the Company since its inception.

         NOW, THEREFORE, IT IS AGREED as follows:

          1. EMPLOYMENT. The Employee is employed as Chairman of the Board of Directors and Chief Executive Officer of the Company. In this capacity, the Employee shall be responsible for advising the Company on matters concerning its technology and other strategic matters for the positioning of the Company's products worldwide, in addition to such other duties and responsibilities as the Board shall designate and are not inconsistent with the Employee's position with the Company, including the performance of duties with respect to any subsidiaries of the Company.

          2. TERM. This Agreement shall be effective as of April 1, 2000 (the "Effective Date"). Subject to the foregoing, the term of employment under this Agreement shall be for the period commencing on the Effective Date and ending on March 31, 2003, unless terminated earlier pursuant to Section 7 hereof. Thereafter, for a five year period commencing April 1, 2003 and ending on March 31, 2007 (the "Consulting Period"), this Agreement shall convert to a consulting agreement on the same terms and conditions except that Employee shall be a consultant to the Company providing Forty (40) hours of service per month or as required. The term of this Agreement shall thereafter be renewed automatically for succeeding one-year terms, unless either party gives written notice to the other at least sixty (60) days prior to the expiration of the initial term (or, if applicable, any extended term) of his or its election not to extend such employment for the subsequent term.

          3. COMPENSATION. During the first two years of this Agreement, Company shall pay Employee a base salary of Two Hundred Fifty Thousand Dollars ($250,000) per year. During the Consulting Period, the Company shall pay Employee a base salary of One Hundred Twenty-Five Thousand Dollars ($125,000) per year. If, during the term of the consulting period, the Company's annual sales revenues reach or exceed Twelve Million Dollars ($12,000,000), the consulting fee shall be increased to One Hundred Seventy-Five Thousand Dollars ($175,000)
per year. Salary payments will be payable in periodic installments in accordance with the Company's pay schedule, but not less than twice per month. The base salary will be reviewed by the Board at least annually, and shall be adjusted to compensate for cost of living adjustments in the Sacramento metropolitan area and the salary levels of executive officers of similarly situated companies. Additional increases, if any, shall be within the sole discretion of the Board. Participation in deferred compensation, discretionary bonus, retirement, and other employee benefit plans and fringe benefits shall not reduce the base salary payable to the Employee under this Section 3.

               3.1. VACATION AND SICK LEAVE. Employee shall be entitled to four weeks of vacation each calendar year. Employee's vacation shall accrue at the rate of thirteen and one-thirds (13-1/3) hours per month but in no event shall Employee's total accrued vacation exceed eight (8) weeks. Employee shall be entitled to sick leave in accordance with the Company's sick leave policy.

               3.2. STOCK OR STOCK OPTION PLAN. As additional compensation for Employee's services, the Company shall grant, and/or shall cause its affiliates, successors, or assigns to grant, to Employee equity compensation in the form of options to purchase 2,000,000 shares of the Company's common stock under the Company's 1997 Stock Option Plan on the terms set forth in Exhibit "A" attached hereto.

          4. BUSINESS EXPENSES. During the term of this Agreement to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility by the Company (whether or not fully deductible by the Company) for federal income tax purposes as ordinary and necessary business expenses, the Company shall reimburse Employee promptly for reasonable business expenditures, including travel, entertainment, lease of an automobile acceptable to Employee and all expenses associated therewith, parking, business meetings, professional dues, made and substantiated in accordance with policies, practices and procedures established from time to time by the Company generally with respect to other senior employees and incurred in the pursuit and furtherance of the Company's business and good will.

          5. CHANGE IN CONTROL. If there should occur a "change in control" of the Company (or any successor), as defined below, then Employee, without limitation on any other rights hereunder, may, within six (6) months after first receiving notice (which may be oral) of such event, elect to retire from service to the Company and to render, on a non-exclusive basis, only such consulting and advisory services to the Company as Employee may reasonably accept. Any such consulting and advisory services and the conditions under which they shall be performed shall be fully in keeping with the position or positions Employee held under this Agreement. In the event of such election by Employee, the salary, bonus and benefits to which Employee is entitled under this Agreement shall be discontinued as of the later of (i) six (6) months after the date of such election, (ii) subsequent full-time employment with another enterprise, or (iii) the expiration of the term of this Agreement.

     For purposes of the foregoing provisions, a "change of control" means, and shall be deemed to have taken place, if: (i) any person or entity or group of affiliated persons or entities, including a group which is deemed a "person" by
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof first acquires in one or more




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transactions, at least one of which is after the date of this Agreement, ownership of 50% or more of the outstanding shares of any class of stock then entitled to vote in the election of directors of the Company, and (ii) as a result of, or in connection with, any such acquisition or any related proxy contest, cash tender or exchange offer, merger or other business combination, sale of all or substantially all of the assets of the Company or any combination of the foregoing transactions (other than a transaction unanimously approved by the members of the Board voting thereon), hereinafter referred to as a "Transaction," the persons who were directors of the Company immediately before the acquisition shall cease to constitute three-fourths of the membership of the Board or any successor to the Company during the period commencing with the consummation of the Transaction and ending on the first to occur of the first anniversary of such date or the conclusion of the next meeting of shareholders to elect directors, except to the extent that any new directors during such period were elected or nominated by at least three-fourths of such persons (or new directors who were so nominated or elected). "OWNERSHIP" means beneficial or record ownership, directly or indirectly, other than (i) by a person owning such shares merely of record (such as a member of a securities exchange, a nominee, or a securities depositary system), (ii) by a person as a bona fide pledgee of shares prior to a default and determination to exercise powers as an owner of the shares, (iii) by a person who is not required to file statements on Schedule 13D by virtue of Rule 13d-1(b) of the Securities and Exchange Commission under the Exchange Act, or (iv) by a person who owns or holds shares as an underwriter acquired in connection with an underwritten offering pending and for purposes of their public resale or planned private placement in increments of less than such 50% amount. Without limitation, the right to acquire ownership shall not of itself constitute ownership of shares.

          6. PARTICIPATION IN RETIREMENT AND EMPLOYEE BENEFIT PLANS. The Employee shall be entitled to participate in any plan of the Company relating to stock options, stock purchases, pension, thrift, profit sharing, life insurance, medical coverage, education, or other retirement or employee benefits that the Company may adopt or maintain from time to time for the benefit of its executive employees. In addition, the Employee shall be entitled to participate in any other fringe benefits that become applicable to the Company's executive employees. The benefits provided under this Section 6 shall cease upon the Employee's Date of Termination (as defined below). Nothing in this Agreement shall limit the Company's ability to adopt, terminate or amend any such benefits at any time; provided however, the aggregate amount of benefits provided to the Employee shall not be decreased from the amount being provided on the date hereof.

          7. TERMINATION. The Employee's employment may be terminated under the following circumstances:

               (a) DEATH OR DISABILITY. The Employee's employment hereunder shall terminate upon his death or upon his Disability. For purposes of this Agreement, Disability shall mean commencement of benefits to the Employee based on full disability as defined under the Company's group disability insurance policy, if any, in effect at the time of that event; and in the absence of any such policy, the absence of the Employee from full time performance of his duties for a period in excess of ninety (90) consecutive days due to incapacity of the Employee from physical or mental illness.

                    (b) CAUSE. The Company may terminate Employee's employment for Cause. For purposes of this Agreement, "Cause" shall mean Employee's conviction by, or entry of a plea of guilty or nolo contendere in a court of competent and final jurisdiction for a felony which involves moral turpitude or the final adjudication that Employee has committed an act of fraud upon the Company.

                    (c) WITHOUT CAUSE OR FOR GOOD REASON. Notwithstanding any other provision of this Section 7, the Company shall have the right to terminate Employee's employment with the Company without Cause, and the Employee may terminate his employment with the Company for Good Reason. For the purposes of this Agreement, "Good Reason" shall mean (1) a reduction in the Employee's base salary; or (2) a material demotion; or (3) a material reduction in the Employee's responsibilities or authority; or (4) an involuntary relocation of the place of the Employee's employment with the Company more than twenty (20) miles away from El Dorado Hills (excluding business travel consistent with the Employee's duties to the Company); or (5) any material breach of this Agreement by the Company which, in each of the cases described in causes (1) through (5), above, is not cured within fifteen (15) days after Employee gives written notice to the Company stating the nature of the claimed breach.

                    (d) TERMINATION DUE TO EMPLOYEE'S DEATH OR DISABILITY. If the Employee's employment with the Company terminates due to his death, then the Company shall continue to pay the base salary, bonus and benefits payable to the Employee through the end of the month in which such termination occurs. If the Employee's employment with the Company terminates due to his Disability, the Company shall pay the Employee the base salary, bonus and benefits payable to the Employee for the remainder of the term, reduced by any monies paid to the Employee through Company-sponsored disability coverage. In either event, the Company shall also pay the Employee all salary, unused vacation, earned bonuses, and other benefits, if any, which are accrued, owing and unpaid at the date of termination.

                    (e) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Company terminates the Employee's employment with the Company for Cause, or if the Employee resigns his employment with the Company without Good Reason, then the Company shall pay the Employee all salary, unused vacation, earned bonuses, and other benefits, if any, which are accrued, owing and unpaid at the date of termination.

                    (f) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Company terminates the Employee's employment with the Company without "Cause," or the Employee resigns for "Good Reason," then the Company shall pay the Employee the base salary, bonus and benefits payable to the Employee under this Agreement for the remainder of the term. The Company shall also pay the Employee all salary, unused vacation, earned bonuses, and other benefits, if any, which are otherwise accrued, owing and unpaid at the date of termination.

                    (g) EXCLUSIVE REMEDY. Employee agrees that the payments expressly provided and contemplated by this Agreement shall constitute the sole and exclusive obligation





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

of the Company in response of Employee's employment with and relationship to the Company and that the payment thereof shall be the sole and exclusive remedy for any termination of Employee's employment. Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company shall be entitled to require, as a condition of payment of the sums due upon termination, that the Employee execute and deliver, and (if revocation is otherwise allowed under federal age discrimination law) not revoke for seven days, a general release by the Employee in form and content satisfactory to the Company in which the Employee releases the Company and its affiliates from all claims and liabilities that may relate to the Employee's employment by the Company and/or arise under any state of federal laws relating to employment. This release shall not excuse or impair timely payment by the Company of any sums due under this Agreement.

                    (h) NOTICE OF TERMINATION. Any purported termination of the Employee's employment by the Company or by him shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

                    (i)  DATE OF TERMINATION. "Date of Termination" shall mean
(1) if the Employee's employment is terminated by his death or Disability, the date of his death or date of determination of his Disability; (2) if the Employee's employment is terminated by the Company for Cause, the date specified in the Notice of Termination (which shall not be less than ten (10) days from the date such Notice of Termination is given), and (3) if the Employee's employment is terminated for any other reason, the date specified in the Notice of Termination.

          8.   NO ASSIGNMENTS.

                    (a) This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto; provided that in the case of the Company such rights and obligations shall inure to the benefit of and be binding upon any successor corporation or entity with which the Company may be merged or otherwise combined or which may acquire the Company's assets in whole or substantial part.

                    (b) This Agreement shall inure to the benefit of and be enforceable by the Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Employee should die, payments due to the Employee hereunder shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate, unless otherwise provided herein.

          9. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, to the Employee's address set forth on the signature page hereto and to The RiceX Company, 1241 Hawk's Flight Court, El Dorado Hills, California



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95762, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company.

          10. NONCOMPETITION; CONFIDENTIAL INFORMATION. As a condition to his employment by the Company, Employee shall execute and deliver to the Company a Confidential Information Agreement in the form of Exhibit "B" attached hereto.

          11. SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

          12. SEVERABILITY. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If the covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

          13. ENFORCEMENT. This Agreement shall be interpreted in accordance with the laws of the state of California and will be adjudicated in the Superior Court of California in and for the County of El Dorado.

          14. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          15. ATTORNEYS' FEES. In the event of the bringing of any action by any party hereto against any other party arising out of this Agreement, the party who is determined to be the prevailing party shall be entitled to recover from the other party all costs and expenses of suit, including reasonable attorneys' fees.

          16. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.



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


                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       THE  RICEX COMPANY
                                       a Delaware corporation
                                       (the "Company")



                                      By:     /s/ TODD C. CROW
                                         _____________________________________
                                              Its: Chief Financial Officer____



                                              /s/ DANIEL L. MCPEAK
                                         ______________________________________
                                         Daniel L. McPeak, Sr. (the "Employee")

                                         Address:______________________________
                                         ______________________________________
                                         ______________________________________

















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


                                   EXHIBIT "A"


                                STOCK OPTION PLAN

                                   EXHIBIT "B"


                       CONFIDENTIAL INFORMATION AGREEMENT

                      CONFIDENTIAL INFORMATION AGREEMENT
                      ----------------------------------

     PLEASE READ CAREFULLY: THIS DOCUMENT CONTAINS ASSIGNMENTS OF INVENTIONS AND COPYRIGHTS, AND OTHER IMPORTANT PROVISIONS RELATING TO LEGAL RIGHTS.

     This Confidential Information Agreement (the "Agreement") is entered into as of _________________, 2000, between The RiceX Company, a Delaware corporation (the "Company") and Daniel L. McPeak, Sr. (referred to below as "I").

     While serving as an employee, independent contractor, director or other capacity with the Company (referred to, as the case may be, as "relationship" below), I may have access to information about the Company or its business. I acknowledge that the Company has a legitimate interest in keeping this information confidential in order to maximize the Company's business opportunities. I confirm my intention to protect this information against unauthorized use. Therefore, in consideration of my relationship with the Company and other legal and adequate consideration, the receipt of which is hereby acknowledged, I agree for the benefit of the Company that:

1.   PROVISIONS RELATED TO TRADE SECRETS

     (a) PROPRIETARY INFORMATION. As used in this Agreement, "Proprietary Information" means the following, whether now or later owned or existing, whether or not marked "confidential," and however embodied or stored: (1) any information (including without limitation any formula, pattern, compilation, program, device, method, technique or process) relating to or owned by the Company that derives independent economic value, actual or potential from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (2) any other invention, trade secret, knowledge or information pertaining to the Company or the Company's existing or prospective businesses, customers, suppliers, and others with whom the Company does or intends to do business, which relates to products, services, processes, know-how, designs, formulas, methods, work in process, improvements, discoveries, plans for research, software programs, source or object codes, algorithms, data, techniques, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, employee skills or compensation, or other matters.

     (b) TRUST. I acknowledge that the Company possesses and will continue to develop and acquire valuable Proprietary Information, including information that I may develop or discover as a result of my relationship with the Company. The value of that Proprietary relationship Information depends on it remaining confidential. The Company depends on me to maintain that confidentiality, and I accept that position of trust.

     (c) PROHIBITED USE/DISCLOSURE. I will not disclose or use at any time, either during or after my relationship with the Company, any Proprietary Information except for the exclusive benefit of the Company as required by my duties for the Company, or as the Company expressly may consent to in writing. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure, use or reproduction of Proprietary Information, except as expressly authorized by the Company.

     (d) RETURN OF INFORMATION. Upon the end of my relationship with the Company for any reason, I immediately will deliver to the Company all tangible, written, graphical machine readable and other materials (including all copies) in my possession or under my control containing or disclosing Proprietary Information.

     (e) WAIVERS. I waive all claims and defenses I might otherwise have to assert that the Company's procedure or lack of procedure to protect Proprietary Information lessens or excuses any duty I have expressly agreed to in this Agreement. I further waive any right I might otherwise have to assert or claim that any acts or omissions of the Company outside this Agreement constitute a set off, counterclaim or defense to any rights the Company has under this Agreement.

     (f) OTHER AGREEMENTS. I agree that I will not directly or indirectly commit or cause a violation or breach of the Company's nondisclosure obligations under any agreement to which the Company may be or become a party. I will comply with the confidentiality provisions of, and execute such confidentiality forms as may be required under, any contracts between the Company and parties contracting with the Company.

2.   OWNERSHIP OF INVENTIONS

     (a) INVENTIONS. As used in this Agreement, the term "inventions" includes, but is not limited to, all inventions, original works of authorship, ideas, patterns, devices, techniques, discoveries, improvements, processes, developments, designs, know-how, data, programs, formulas, source and object codes, methods, diagrams, technology and trade secrets, whether or not reduced to practice or the subject of any governmental filings.

     (b) ASSIGNMENT TO COMPANY. I agree to communicate to the Company as promptly and fully as practicable all Inventions conceived or reduced to practice by me (alone or jointly by others) at any time during my relationship with the Company. I hereby assign to the Company and/or its nominees all my right, title and interest in such Inventions, and all my right, title and interest in any patents, copyrights, mask work rights, trademarks, and service marks, and all applications, registrations, and other filings or rights related thereto on a worldwide basis (collectively referred to for convenience as "Proprietary Filings"). I will assist the Company and/or its nominees (without charge but at no expense to me) at any time and in every lawful way to obtain for its and/or their own benefit, all Proprietary Filings for all such Inventions anywhere in the world and to enforce its and/or their rights in legal proceedings.

     (c) LABOR CODE EXCEPTION. Any provision in this Agreement requiring me to assign my rights in any Invention does not apply to an Invention which qualifies under the provisions of Section 2870 of the California Labor Code. That section provides that the requirement to assign "shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either (1) relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer. I understand that I bear the burden of proving that an Invention qualifies under Section 2870.

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

     (d) U.S. CONTRACTS. Notwithstanding the foregoing, I also assign to the Company (or to any of its nominees) all rights which I may have or acquire in any Invention, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies.

     (e) POWER OF ATTORNEY. I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact to act for and in my behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of Proprietary Filings with the same force and effect as if executed and delivered by me.

     (f) LIST OF EXCLUDED INVENTIONS. I have attached hereto as Exhibit "A" a complete list of all Inventions that I consider to be my property or owned by others and that I wish to exclude from this Agreement (with only generic listings if specific disclosure would violate any prior agreement). If no items are listed, I agree that there are no such items.

3.   OTHER PROMISES

     (a) NO COMPETITION DURING MY RELATIONSHIP WITH THE COMPANY. During my relationship with the Company, I will not, without the Company's express written consent, engage in any employment or business other than for the Company, or cause or assist (in any manner) in the formation or operations of any business competitive with or similar to the existing or future business of the Company.

     (b) NO SOLICITATION/USE OF PROPRIETARY INFORMATION. I agree that during my relationship with the Company, and for one (1) year following its termination by me or by the Company, I will not: (1) directly or indirectly, alone or working for others, solicit business as to products or services similar to the products or services of the Company from any of the Company's customers or prospective customers with whom I have had any contact prior to the end of my relationship with the Company, or (2) solicit for employment any person employed by the Company (or its affiliates or successors). I agree that the identity of the Company's suppliers and customers and the related terms of dealing constitute trade secrets of the Company and that the foregoing promise is a reasonable means of protecting the Company's trade secrets from the inevitable disclosure that would result from a violation of the foregoing covenants.

     (c) NO CONFLICT WITH OTHER AGREEMENTS. My relationship with the Company and my compliance with this Agreement do not and will not breach any agreement to keep in confidence information acquired by me prior to or outside of my relationship with the Company. I have not brought and will not bring with me to the Company for use in the performance of my duties at the Company any materials, documents or information of a former employer or any third party that are not generally available to the public unless I have obtained (and first given to the Company) express written authorization from the owner for their possession and use by or for the Company. I will not use or disclose to the Company during my relationship with the Company any information if that use or disclosure would cause me to violate any contractual or legal duty to any third party. I have not entered into, and will not enter into, any agreement, either oral or written, in conflict with this Agreement. I am not obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative

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

agency, that would interfere with the use of my best efforts to promote the interests of the Company or that would conflict with the Company's existing or proposed business known to me.

4.   GENERAL

     (a) AMENDMENT. My obligations under this Agreement may not be modified or terminated, in whole or in part, except in a writing signed by the President of the Company. Any waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

     (b) SEVERABILITY/INTERPRETATION. Each provision of this Agreement will be treated as a separate and independent clause, and the unenforceability of any one provision will in no way impair the enforceability of any other provision. If any provision is held to be unenforceable, such provision will be construed by the appropriate judicial body by limiting or reducing it to the minimum extent necessary to make it legally enforceable. If any provision hereof is considered unclear or ambiguous, it shall not be construed against the Company but instead shall be construed to give effect to the interests of the Company consistent with the specific provisions of this Agreement.

     (c) SURVIVAL OF MY OBLIGATIONS. My obligations under this Agreement will survive the termination of my employment or other relationship and any other contract with the Company, regardless of the cause, lack of cause, or manner of such termination. This Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company.

     (d) NO IMPLIED TERMS. I understand that the provisions of this Agreement are a material condition to my relationship with the Company. I also understand that this Agreement is not an employment contract, and nothing in this Agreement shall create or imply (1) any right to require the Company to employ or continue to employ me, or otherwise enter into or continue any contract with me, (2) any particular terms of employment or other relationship, or (3) any limitation on the right of the Company or me to end my employment or other relationship.

     (e) REMEDIES AND ATTORNEYS' FEES. Any breach of this Agreement likely will cause irreparable harm to the Company for which money damages could not reasonably or adequately compensate the Company. Accordingly, I agree that the Company will be entitled to a court order of specific performance of this Agreement and injunctive relief to enforce this Agreement, in addition to damages and other remedies available to the Company by contract or by law. If any action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party, the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in such action and any related appeals, bankruptcy, collection or enforcement proceedings.

     (f) APPLICABLE LAW. This Agreement will be governed by and interpreted in accordance with the laws of the State of California governing a contract made in and between residents of California and wholly performed within California.

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

     COMPLETE AGREEMENT. This Agreement contains the complete agreement between the Company and me concerning the subject matter hereof and supersedes all other agreements and written or oral understandings. This Agreement may be executed in counterparts.

                                        /s/ DANIEL L. MCPEAK
                                        ----------------------------------
                                        (Signature)


                                        Daniel L. McPeak
                                        ----------------------------------
                                        (Print Name)


AGREED AND ACKNOWLEDGED:



The RiceX Company
a Delaware corporation



By: /s/ TODD C. CROW
   ---------------------

                                       EXHIBIT "A"

                                LIST OF PRIOR INVENTIONS
                                ________________________


Title                              Date                       Identifying Number
-----                              ----                     Or Brief Description
                                                            ____________________

























                                       6